Exhibit 3.1

CERTIFICATE OF FORMATION OF TEXAS PACIFIC LAND CORPORATION

TEXAS PACIFIC LAND CORPORATION, a corporation organized and existing under the laws of the State of Texas (the “Corporation”), hereby adopts the following Certificate of Formation for the Corporation (the “Certificate of Formation”). The Corporation, with its principal place of business at 2699 Howell Street, Suite 800 Dallas, Texas 75204, was originally formed as a Delaware corporation under the name “Texas Pacific Land Corporation” on April 28, 2020, and subsequently converted to a Texas for-profit corporation under the same name on November 17, 2026, pursuant to a plan of conversion.

ARTICLE I
NAME

SECTION 1.1 Name. The name of the Corporation is Texas Pacific Land Corporation.

ARTICLE II

REGISTERED AGENT

SECTION 2.1 Registered Agent. The address of the Corporation’s initial registered office in the State of Texas is 1501 S. Mopac Expressway, Suite 220 Austin, Texas 78746. The name of the Corporation’s registered agent at such address is Capitol Corporate Services, Inc. The initial mailing address of the Corporation is 2699 Howell Street, Suite 800 Dallas, Texas 75204.

ARTICLE III
PURPOSE

SECTION 3.1 Purpose. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code (the “TBOC”) as it currently exists or may hereafter be amended. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses.

ARTICLE IV

CAPITALIZATION

SECTION 4.1 Number of Shares.

(A) The total number of shares of stock that the Corporation shall have authority to issue is 140,610,808 shares of stock, classified as:

(1) 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”); and

(2) 139,610,808 shares of common stock, par value $0.01 per share (“Common Stock”).

(B) The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class, and no vote of the holders of either Preferred Stock (or any series thereof) or Common Stock voting separately as a class shall be required therefor, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for, or fixed pursuant to, the provisions of Section 4.2 of this Article IV.

(C) For purposes of this Certificate of Formation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

SECTION 4.2 Provisions Relating to Preferred Stock.

(A) Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations, powers, preferences, privileges and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the board of directors of the Corporation (the “Board”) as hereafter prescribed (a “Preferred Stock Designation”).

(B) Subject to any limitations prescribed by law and the rights of any series of the Preferred Stock then outstanding, if any, authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more series, and with respect to each series of Preferred Stock, to fix and state by the Preferred Stock Designation the designations, powers, preferences, privileges and relative, participating, optional, or special rights, and qualifications, limitations and restrictions relating to each series of Preferred Stock, including, but not limited to, the following:

(1) whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate series either alone or together with the holders of one or more other classes or series of stock;

(2) the number of shares to constitute the series and the designation thereof;

(3) restrictions on the issuance of shares of the same series or of any other series;

(4) whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable or issuable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(5) whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(6) the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(7) the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(8) whether or not the shares of any series, at the option of the Corporation or the holders thereof or upon the happening of any specified event, shall be convertible into or exchangeable or redeemable for, the shares of any other class or classes or of any other series of the same or any other class or classes or series of stock, securities or other property of the Corporation and the conversion price or prices, ratio or ratios, rate or rates, times or other terms and conditions of, on or at which such exchange or redemption may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(9) such other powers, preferences, privileges and rights, and qualifications, limitations and restrictions with respect to any series as the Board may deem advisable.

(C) The shares of each series of Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing or in other respects.

(D) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Formation (including the Preferred Stock Designation related to such series of Preferred Stock).

SECTION 4.3 Provisions Relating to Common Stock.

(A) Except as may otherwise be provided in this Certificate of Formation, each share of Common Stock shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of Preferred Stock and any series thereof. Except as may otherwise be required by this Certificate of Formation (including any Preferred Stock Designation) or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all matters which the Corporation’s shareholders are entitled to vote, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters upon which the Corporation’s shareholders are entitled to vote, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of the Corporation’s shareholders. Each holder of Common Stock shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question and as may be amended, restated, supplemented and otherwise modified from time to time, the “Bylaws”), and applicable law on all matters put to a vote of the shareholders of the Corporation. Except as otherwise required in this Certificate of Formation (including any Preferred Stock Designation) or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, the holders of Common Stock and the Preferred Stock shall vote together as a single class).

(B) Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Formation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Formation (including any Preferred Stock Designation) or pursuant to the TBOC.

(C) Subject to the rights and preferences, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends and distributions (payable in cash, stock or property), if, when and as may be declared thereon by the Board, at any time and from time to time, out of any funds or assets of the Corporation legally available therefor and in such amounts as the Board in its discretion shall determine.

(D) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of Preferred Stock or any series thereof having a preference over or the right to participate with the Common Stock as to distributions upon liquidation, dissolution or winding up, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them. A dissolution, liquidation or winding up of the Corporation, as such terms are used in this paragraph (D), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(E) No shareholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Preferred Stock Designation.

SECTION 4.4 Vote Required for Certain Matters. Except as otherwise required by this Certificate of Formation, to the extent permitted by Section 21.365 of the TBOC, and notwithstanding any other provision of the TBOC to the contrary, (i) all classes or series of stock are entitled to vote as a single class or series, and separate voting by class or series is not required, for the purpose of approving any matter, including in connection with any “fundamental action” or “fundamental business transaction” as defined in the TBOC, and (ii) the approval of a “fundamental action” or “fundamental business transaction” as defined in the TBOC requires the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of stock entitled to vote thereon, voting together as a single class.

SECTION 4.5 No Cumulative Voting. There shall be no cumulative voting in the election of directors.

ARTICLE V
DIRECTORS

SECTION 5.1 Term. The business and affairs of the Corporation shall be managed by or under the direction of the Board elected in accordance with this Certificate of Formation and the Bylaws. In addition to the powers and authorities expressly conferred upon them by statute or by this Certificate of Formation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Each director shall hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal.

SECTION 5.2 Removal. Subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Certificate of Formation (including any Preferred Stock Designation thereunder), all directors shall be removable either with or without cause at a meeting of shareholders called for that purpose. The removal of any director shall require the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, subject to any greater vote provided for directors elected separately by the holders of one or more series of Preferred Stock.

SECTION 5.3 Number. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships). Unless and except to the extent that the Bylaws so provide, the election of directors need not be by written ballot. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director. The number of directors constituting the initial Board is nine and their names and addresses are as follows:

Name	Address
Rhys J. Best	2699 Howell Street, Suite 800 Dallas, Texas 75204
General Donald G. Cook, USAF (Ret.)	2699 Howell Street, Suite 800 Dallas, Texas 75204
Peter Doyle	2699 Howell Street, Suite 800 Dallas, Texas 75204
Barbara J. Duganier	2699 Howell Street, Suite 800 Dallas, Texas 75204
Donna E. Epps	2699 Howell Street, Suite 800 Dallas, Texas 75204
Tyler Glover	2699 Howell Street, Suite 800 Dallas, Texas 75204
Karl F. Kurz	2699 Howell Street, Suite 800 Dallas, Texas 75204
Robert Roosa	2699 Howell Street, Suite 800 Dallas, Texas 75204
Marguerite Woung-Chapman	2699 Howell Street, Suite 800 Dallas, Texas 75204

ARTICLE VI

SHAREHOLDER ACTION

SECTION 6.1 Written Consents. Except as otherwise provided by the TBOC, and subject to the rights of holders of any series of Preferred Stock, any action required or permitted to be taken by the shareholders of the Corporation may be taken at a duly held annual or special meeting of shareholders or without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all holders of shares entitled to vote on such action.

ARTICLE VII

SPECIAL MEETINGS

SECTION 7.1 Special Meetings. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of shareholders of the Corporation may be called, at any time for any purpose or purposes, by the President or by the Board pursuant to a resolution adopted by the Board. The President or Board may postpone, reschedule or cancel any special meeting of shareholders previously called by them, respectively. A special meeting of shareholders shall be called by the Secretary of the Corporation upon written request by one or more shareholders of record, representing shareholders owning beneficially or of record at least twenty five percent (25%) of all outstanding shares of Common Stock, as determined pursuant to the Bylaws, and who otherwise comply with such other requirements and procedures set forth in the Bylaws, as now or hereinafter in effect. The Board may fix the date, time and place, if any, of such special meeting, either within or without the State of Texas.

ARTICLE VIII
BYLAWS

SECTION 8.1 Bylaws. In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Texas, the Board is expressly authorized to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Board. Shareholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Formation, the Bylaws may be adopted, altered, amended or repealed by the shareholders of the Corporation only by the affirmative vote of holders of not less than a majority of the voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. No Bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

ARTICLE IX

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

SECTION 9.1 Limitation of Director and Officer Liability. To the fullest extent permitted by the TBOC as it exists at the time of filing this Certificate of Formation, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for an act or omission by such director or officer in such person’s capacity as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the TBOC as it exists at the time of filing this Certificate of Formation. In addition to the circumstances in which a director or officer of the Corporation is not personally liable as set forth in the preceding sentence, a director or officer of the Corporation shall not be liable to the fullest extent permitted by any amendment to the TBOC hereafter enacted that further limits the liability of a director or officer. Any amendment, repeal or modification of this Article IX shall be prospective only and shall not affect any limitation on liability of a director or officer for acts or omissions occurring prior to the date of such amendment, repeal or modification.

SECTION 9.2 Indemnification and Advancement of Expenses. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, the Corporation is authorized to provide indemnification of (and advancement of expenses to) its directors and officers (and any other persons to which the TBOC permits the Corporation to provide indemnification) through bylaw provisions, agreements with such directors, officers or other persons, the vote of shareholders or disinterested directors or otherwise.

SECTION 9.3 Election to be Governed by Section 21.419 of the TBOC. The Corporation affirmatively elects to be governed by Section 21.419 of the TBOC and any successor provision thereto.

ARTICLE X

AMENDMENT OF CERTIFICATE OF FORMATION

SECTION 10.1 Amendments.

(A) The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Formation, from time to time, to amend this Certificate of Formation or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or shareholder of the Corporation by this Certificate of Formation or any amendment hereof are subject to such right of the Corporation.

(B) Notwithstanding any other provision of this Certificate of Formation or the Bylaws (and in addition to any other vote that may be required by applicable law or this Certificate of Formation), the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of this Certificate of Formation.

ARTICLE XI

FORUM SELECTION

SECTION 11.1 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Business Court in the First Business Court Division of the State of Texas (the “Business Court”) (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas Division, or if the federal court does not have jurisdiction, a Texas state district court in Dallas County, Texas) shall, to the fullest extent permitted by the TBOC, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or shareholder of the Corporation to the Corporation or the Corporation’s shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action arising pursuant to any provision of the TBOC or this Certificate of Formation or the Bylaws or as to which the TBOC confers jurisdiction on the Business Court, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Formation or the Bylaws, (v) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, (vi) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (vii) any other action within the jurisdiction of the Business Court, including any claims within the supplemental jurisdiction of the Business Court. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of, and have consented to, the provisions of this Section 11.1, and shall be deemed to have irrevocably and unconditionally agreed that the Business Court shall be the sole and exclusive forum for the resolution of the foregoing disputes to the fullest extent permitted by the TBOC. If any action the subject matter of which is within the scope of this Section 11.1 is filed in a court other than the Business Court (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas Division, or if the federal court does not have jurisdiction, a Texas state district court in Dallas County, Texas) (a “Foreign Action”) by or in the name of any shareholder, such shareholder shall be deemed to have notice of, and have consented to, (x) the exclusive personal jurisdiction of the Business Court (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas Division, or if the federal court does not have jurisdiction, a Texas state district court in Dallas County, Texas) in connection with any action brought in any such court to enforce this Section 11.1 and (y) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. The existence of any prior consent to, or selection of, an alternative forum by the Corporation shall not act as a waiver of the Corporation’s ongoing consent right as set forth in this Section 11.1 with respect to any current or future actions or claims. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including all causes of action asserted against any defendant to such complaint.

SECTION 11.2 Waiver of Jury Trial. ANY PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING OR HOLDING ANY INTEREST IN SHARES OF STOCK OF THE CORPORATION SHALL BE DEEMED TO HAVE IRREVOCABLY AND UNCONDITIONALLY WAIVED ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ASSERTING AN “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC, AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OTHER LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM WITHIN THE SCOPE OF SECTION 11.1 OF THIS ARTICLE XI.

ARTICLE XII

EFFECTIVENESS OF FILING

SECTION 12.1 Effectiveness of Filing. This Certificate of Formation becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is 10:59 PM Central Time on November 17, 2026.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized representative as of this 9th day of November, 2026.

By:	/s/ Tyler Glover
Name:	Tyler Glover
Title:	President, Chief Executive Officer and Director